  Exhibit 10.3

AMENDMENT TO
OFFER LETTER

This Amendment to Offer Letter (“Amendment”) is entered into by and between Grindr LLC, a Delaware limited liability company (the “Company”), and Zachary Katz (“you” or “Executive”) (each herein referred to individually as a “Party,” or collectively as the “Parties”) as of December 1, 2025 (“Effective Date”).

The Company and Executive entered into that certain Offer Letter dated August 22, 2023, as amended November 29, 2023 (the “Offer Letter”), and the Company and Executive desire to amend the Offer Letter pursuant to the terms of this Amendment. In consideration of Executive’s continued engagement with the Company and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.            Definitions

Capitalized terms used herein and not otherwise defined shall have the same meaning as set forth in the Offer Letter.

2.            Amendments. The Parties hereby agree that the Offer Letter shall be amended as follows:

a.
Title: Effective January 1, 2026, Executive’s title shall be changed from “General Counsel and Head of Global Affairs” to “Chief Legal Officer and Head of Global Affairs”. For the avoidance of doubt, Executive understands and agrees that this title change does not trigger subsection (b) of the Good Reason provision contained in the Offer Letter.

b.
Equity: Executive agrees and acknowledges that he has received in full the time- and performance-based equity awards described in the Offer Letter. Upon the Effective Date, Executive shall be eligible to receive the new performance-based equity award described in Exhibit A attached hereto (the “New Market Cap PSU Arrangement”). In addition, from and after January 1, 2026, Executive shall be eligible to receive annual key performance indicator restricted stock unit (“RSU”) awards (“KPI Awards”) in accordance with Exhibit B attached hereto. Section 2(c) of this Amendment replaces and supersedes in full the final sentence of the section entitled “Time-Based Equity” of the Offer Letter.

c.
Severance Upon Termination without Cause or for Good Reason: Upon the Effective Date, the following shall be added to the Severance benefits provided to Executive in the event of a termination without Cause or resignation by Executive for Good Reason, subject to the conditions for receipt applicable to such Severance benefits as set forth in the Offer Letter:

If you are terminated without Cause or resign for Good Reason, the Company shall provide that (i) any outstanding and unvested time-vesting equity awards granted to you under the Amended and Restated 2022 Equity Incentive Plan (the “2022 Plan”) of Grindr Inc. (“Grindr”) (or otherwise) that would have vested, to the extent you had remained employed by the Company, during the two (2) years following the date of such termination without Cause or for Good Reason, shall accelerate and vest immediately as of the date of such termination without Cause or for Good Reason (provided, that 100% of the outstanding and unvested time-vesting equity awards shall accelerate and vest in full upon such termination without Cause or for Good Reason occurring (x) at any time within 12 months following a Change in Control (as defined in the 2022 Plan) or (y) in connection with a Qualifying CIC (as defined below) in accordance with the following paragraph), (ii) any outstanding KPI Awards described on Exhibit B hereto that have been granted to you under the 2022 Plan or otherwise, and any other restricted stock unit awards based on annual key performance indicators similar to the KPI Awards, in each case, that have been granted prior to the termination date, shall vest, if at all, based on actual performance against the applicable performance targets through the end of the performance period, on the date of certification by the Board of Directors of Grindr (the “Board”) (or a committee thereof) of the extent to which such targets have been achieved, and (iii) to the extent that the First and/or Second Performance Date (as such terms are defined in Exhibit A) with respect to the New Market Cap PSU Arrangement has occurred prior to the termination date, any related RSUs shall be granted prior to the effective date of such termination, to the extent not previously granted. For avoidance of doubt, clause (iii) excludes the New Market Cap PSU Arrangement to the extent that the First and/or Second Performance Date, as applicable, has not occurred prior to the termination date.

Notwithstanding anything herein to the contrary, in the event of a Change in Control transaction pursuant to which Grindr (including any successors) ceases to have a class of equity securities listed on a national securities exchange and registered pursuant to Section 12(b) of the Exchange Act (a “Qualifying CIC”), subject to and contingent upon (a) the consummation of such Qualifying CIC, (b) your continuous employment through immediately prior to the consummation of such Qualifying CIC, and (c) the effectiveness of your resignation for Good Reason in connection with such Qualifying CIC (notice of which resignation must be provided at least six days prior to the consummation of the Qualifying CIC and for which no cure period shall apply), the acceleration of vesting or grant (as applicable) of the equity awards described in clauses (i) and (iii) in the paragraph above will take effect five days prior to the consummation of the Qualifying CIC.

d.	Definition of Good Reason: Upon the Effective Date, the definition of Good Reason shall be stricken and replaced with the following definition:

For purposes of this Offer Letter, you shall have “Good Reason” for resignation from employment with the Company if any of the following actions are taken by the Company without your prior written consent: (a) a material reduction in your Base Salary (unless pursuant to a salary reduction program applicable generally to the Company’s other C-level employees of no greater than 10% reduction); (b) a material diminution in your job duties, responsibilities, authorities or title or any action or inaction by the Company which results in a material diminution in your job duties, responsibilities, authorities or title, including but not limited to, you not being the Chief Legal Officer of the Company (or ultimate parent company of the entity succeeding to the Company’s business following a Change in Control); (c) the assignment to you, without your consent, of any duties that cause a material diminution in your job duties, responsibilities, authorities, or title; (d) the Board’s requirement that you perform any unlawful act or take any other action in violation of any material Company policy pertaining to ethics, wrongdoing or conflicts of interest; (e) Grindr does not maintain a Board of Directors comprised of a majority of Independent Directors; (f) with respect to each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committees of the Board (or committees of the Board performing similar functions), to the extent such committees exist, such committee is not comprised of a majority of Independent Directors; (g) individuals who, on the Effective Date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the Incumbent Board, such new member shall, for purposes of this Offer Letter be considered as a member of the Incumbent Board; (h) Grindr (including any successors) ceases to have a class of equity securities listed on a national securities exchange and registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended; (i) the requirement that you regularly work from a primary physical work location other than your home office, provided that you are complying with any Company return to office or similar policy that generally applies to all employees; (j) a material breach by the Company of the Offer Letter or of any equity award agreement between you and Grindr; or (k) Grindr’s failure to grant you any of the incentive awards contemplated by Exhibit A or Exhibit B to this Offer Letter. For purposes of this Offer Letter, “affiliate” shall have the meaning prescribed under Rule 405 of the Securities Act of 1933, as amended.

In order to resign for Good Reason, you must provide written notice to the Independent Directors within 60 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, allow the Company at least 60 days from receipt of such written notice to cure such event, if curable, and if such event is not reasonably cured within such period, you must resign your employment with the Company not later than 60 days after the expiration of the cure period.

e.	Definition of Independent Directors: Upon the Effective Date, the following definition shall be added to the Offer Letter:

For purposes of this Offer Letter, “Independent Directors” means directors who are determined in good faith by the Board to be (a) independent from Grindr in all material respects (other than their service as a director of Grindr), including under the independence standards of the New York Stock Exchange or any other national exchange on which securities of Grindr may then be listed and (b) independent from any affiliate of Grindr (other than any affiliate of Grindr who is an affiliate solely due to their service as a director of Grindr) as if such affiliate were Grindr for purposes of the preceding clause (a) and who does not maintain any relationship with such affiliate, other than any incidental or indirect relationships that the Board determines in good faith would not be reasonably likely to affect such director’s judgment; provided that any individual who is a member of the Board on the Effective Date, other than Mr. Arison and Mr. Zage, shall be considered an Independent Director. As used in the foregoing sentence, “affiliate” shall have the meaning prescribed under Rule 405 of the Securities Act of 1933, as amended.

3.	Continuation

Except as set forth herein, all of the terms and conditions set forth in the Offer Letter, including any exhibits, are unchanged and shall remain in full force and effect and are hereby ratified and confirmed by the Parties hereto. If any provision of this Amendment or any exhibit thereto is inconsistent with the Offer Letter, the Parties intend that the terms of this Amendment shall control solely to the extent required to make the Offer Letter consistent with this Amendment. Nothing herein shall alter the at-will nature of Executive’s employment.

4.	Construction of Terms

This Amendment constitutes the entire understanding between the Parties with respect to the subject matter hereof and supersedes any other agreements or promises made to Executive by anyone with respect to this subject matter, whether oral or written. No modification to this Amendment shall be valid unless in writing and signed by the Parties hereto.

5.	Governing Law

This Amendment shall be governed by the laws of the State of California, without regard to the conflicts of law provisions of any jurisdiction.

6.	Counterparts

This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, with the same force and effectiveness as though executed in a single document.

7.	Effective Date

The terms and conditions set forth in this Amendment shall be effective as of the Effective Date.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the Effective Date.

GRINDR LLC		EXECUTIVE

By:	/s/ George Arison	By:	/s/ Zachary Katz

Name:	George Arison	Name:	Zachary Katz

Title:	Chief Executive Officer

[Signature Page to Amendment]

Exhibit A

New Market Cap PSU Arrangement (Zachary Katz)

Subject to approval by the Board of Directors (the “Board”) of Grindr Inc. (the “Company”) in coordination with the Compensation Committee thereof, Zachary Katz (the “Executive”) shall be eligible to receive an award of performance-based RSUs under the 2022 Plan representing a right to acquire up to 120,000 shares of Company common stock upon the satisfaction of a performance condition pursuant to the terms and conditions set forth below (the “PSU Arrangement”). The RSUs contemplated by the PSU Arrangement shall be awarded as follows:

•
On the first occasion (if any) on or prior to December 31, 2027 that (a) the Average Market Capitalization (as defined below) exceeds $5 billion, (b) the average VWAP (as defined below) equals or exceeds $26 over a period of 15 consecutive trading days (as adjusted for any stock splits, stock dividends, recapitalizations or similar events), or (c) TTM EBITDA (as defined below) equals or exceeds $275 million (each of (a), (b), and (c), a “First Performance Condition” and the earliest date on which one of the First Performance Conditions occurs, the “First Performance Date”), Executive shall be granted 60,000 RSUs.

•
On the first occasion (if any) on or prior to March 31, 2029 that (a) the Average Market Capitalization exceeds $7.5 billion, (b) the average VWAP equals or exceeds $39 over a period of 15 consecutive trading days (as adjusted for any stock splits, stock dividends, recapitalizations or similar events), or (c) TTM EBITDA equals or exceeds $412 million (each of (a), (b), and (c), a “Second Performance Condition” and the earliest date on which one of the Second Performance Conditions occurs, the “Second Performance Date”), Executive shall be granted 60,000 RSUs.

•
If any RSUs pursuant to the PSU Arrangement are granted, subject to Executive’s Continuous Service (as defined in the 2022 Plan) with the Company through such date, such RSUs shall be fully vested on the grant date. The terms of the RSUs granted pursuant to the PSU Arrangement shall be governed by the 2022 Plan and an applicable award agreement, which Executive is required to sign in order to receive such RSUs. In all such cases, the grant and vesting of the RSUs pursuant to the PSU Arrangement (or portion thereof) shall be subject to Executive’s Continuous Service with the Company through the applicable grant date or vesting date, respectively.

•
Notwithstanding anything to the contrary herein, immediately prior to, and contingent upon, the consummation of a Change in Control (as defined in the 2022 Plan), Executive shall be granted, subject to Executive’s Continuous Service to the Company through immediately prior to the consummation of such Change in Control:

o
60,000 fully vested RSUs, if and only if (a) the Change in Control is consummated on or prior to December 31, 2027, (b) the CIC Price exceeds $5 billion and (c) the First Performance Condition has not been previously met (for clarity, no RSUs will be granted under this paragraph if the conditions in all of clauses (a), (b) and (c) of this bullet are not met; further, if there is no consideration payable to shareholders in connection with the Change in Control, the number of RSUs calculated under this bullet will be equal to zero); and

o
60,000 fully vested RSUs, if and only if (a) the Change in Control is consummated on or prior to March 31, 2029, (b) the CIC Price exceeds $7.5 billion and (c) the Second Performance Condition has not been previously met (for clarity, no RSUs will be granted under this paragraph if the conditions in all of clauses (a), (b) and (c) of this bullet are not met; further, if there is no consideration payable to shareholders in connection with the Change in Control, the number of RSUs calculated under this bullet will be equal to zero).

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For purposes of the PSU Arrangement:

•	“Average Market Capitalization” shall mean the daily average of the Company’s Market Capitalization for the 90 trading days preceding a given day.

•
“CIC Per Share Consideration” shall mean the consideration payable for one share of the Company’s common stock (including the present value of any non-cash or contingent consideration payable for one share of Company common stock) by the acquirer (or its parent) in connection with the Change in Control.

•
“CIC Price” shall mean an amount equal to (x) CIC Per Share Consideration, multiplied by (y) the number of fully diluted shares of common stock of the Company as of immediately prior to the consummation of the Change in Control (which shall be calculated consistent with the applicable definition or formula used in the definitive agreement evidencing the Change in Control to calculate the number of fully diluted shares of common stock of the Company as of immediately prior to the Change in Control).

•	“Market Capitalization” shall mean (a) the VWAP on a given day multiplied by (b) the number of issued and outstanding shares of the Company’s common stock on such day.

•
“TTM EBITDA” shall mean the Company’s Adjusted EBITDA as reported in the Company’s filings with the Securities and Exchange Commission for the four fiscal quarters preceding and including the most recently completed fiscal quarter of the Company prior to the determination date (with the day of any filings with the Securities and Exchange Commission in which Grindr’s Adjusted EBITDA is reported constituting a determination date).

•
“VWAP” shall mean, for any given date, the per-share volume-weighted average price (determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours) of a share of the Company’s common stock, as determined by the Company based on a reputable third-party source.

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Exhibit B

Go-Forward Katz KPI Arrangement

KPI Awards
Award Vehicle
Key performance indicator (“KPI”) awards (“KPI Awards”) will be granted in the form of RSUs and may be paid out in the form of cash or shares of the common stock of Grindr Inc. (the “Company”) (“Common Stock”) as determined by the Company.

KPI Terms
•      The Board of Directors of the Company (the “Board”) (or a committee thereof) and Zachary Katz shall agree upon, and reduce to writing, annual KPIs (a) as soon as practicable after January 1, 2026; and (b) annually thereafter, as soon as practicable after the start of each calendar year and in no event later than the end of the first quarter of the applicable calendar year.

•      Absent such written agreement on KPIs, the KPIs shall be determined by the Board (or a committee thereof) in its sole and absolute discretion. The Board shall determine such KPIs and grant such KPI Awards no later than the end of the first quarter of the applicable calendar year.

•      The target number of RSUs that could be earned, based on performance, with respect to a KPI Award will be determined by dividing a value ranging from $250,000 to $350,000 (in each case such amount within that range as determined by the Board, or a committee thereof, in its or their sole and absolute discretion) by the average VWAP of the Common Stock for the 90 trading days preceding the grant date, rounded down to the nearest whole number (the “Target KPI RSUs”). The number of RSUs actually earned, if any, with respect to a KPI Award may be less than 100%, including 0%, of the Target KPI RSUs, for performance below the target performance level applicable to the KPIs, 100% of the Target KPI RSUs, for performance at the target performance level applicable to the KPIs, or greater than 100% of the Target KPI RSUs, for performance at the maximum performance level applicable to the KPIs, in each case as determined by the Board (or a committee thereof) in their sole and absolute discretion.  The Board (or a committee thereof) in its sole and absolute discretion may also determine to apply one or more multipliers to any earned KPIs based on factors determined by the Board (or a committee thereof).

Satisfaction of KPIs
The Board or the Compensation Committee thereof (the “Committee”) shall determine the extent to which the KPIs for a given year have been satisfied in its or their sole and absolute discretion by no later than March 15 after the end of the applicable year (the date of such determination, the “Certification Date”). Except as otherwise provided in the Offer Letter, the vesting of any KPI Awards is subject to Mr. Katz’s Continuous Service (as defined in the 2022 Plan) through the Certification Date.

VWAP
means, for any given date, the per-share volume-weighted average price (determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours) of a share of Common Stock, as determined by the Company based on a reputable third-party source.

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